Exhibit 99.1

S & K FAMOUS BRANDS REPORTS SIX MONTH AND SECOND QUARTER RESULTS

Richmond, VA, August 24, 2004—S&K Famous Brands, Inc. (NASDAQ:SKFB; www.skmenswear.com ) today announced results for the six months and second quarter ended July 31, 2004.

For the six months ended July 31, 2004, net income was $1,648,000, or $0.62 per diluted share, compared to $1,736,000, or $0.68 per diluted share, for the same period last year. Total sales increased 7.3% to $91.4 million compared to $85.1 million for the first six months of last year. Same-store sales for the first six months were up 4.6% over last year.

Results for the second quarter were a net loss of ($124,000), or ($0.05) per diluted share, compared to net income of $207,000, or $0.08 per diluted share, in the same period last year. Total sales were $40.5 million compared to $41.1 million in the same quarter of last year. Comparable store sales for the second quarter decreased 4.3%.

Stewart M. Kasen, President and Chief Executive Officer, said, “The shifting of the mix of our sales to lower margin goods this quarter combined with a very strong 9% comparable store sales increase last year made it a challenging quarter. On the positive side, we believe our current merchandise offerings are well positioned for our customers and we look forward to the fall selling period.”

During the first six months, the Company has opened four new stores, relocated two other stores and closed three stores which were performing below the Company’s sales and profitability expectations.

S&K Famous Brands, Inc. is a retailer of value-priced menswear operating 238 stores in 27 states reaching from the East Coast to Texas and from Maine to Florida. S&K offers a complete line of men’s apparel generally priced 20-40% below department store and specialty store regular prices. For more information, go to our Web site at www.skmenswear.com.

(Financial Tables to Follow)

Except for historical information contained herein, the statements in this release may be forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the value-priced men’s apparel industry in general and in the Company’s specific market area, inflation, changes in costs of goods and services and economic conditions in general and in the Company’s specific market area. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

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S & K FAMOUS BRANDS, INC.

STATEMENTS OF INCOME

(unaudited)

	Three Months Ended		Six Months Ended
($ and shares in 000s, except per share data)	July 31, 2004	August 2, 2003	July 31, 2004	August 2, 2003
Net sales	$40,479	$41,128	$91,389	$85,147
Cost of sales	22,567	22,599	50,513	45,582

Gross profit	17,912	18,529	40,876	39,565
Other costs and expenses:
Selling, general and administrative	17,226	17,338	36,577	35,081
Interest	66	124	109	218
Depreciation and amortization	753	761	1,503	1,519
Other income, net	67	(28)	29	(53)

Income before income taxes	(200)	334	2,658	2,800
Provision (benefit) for income taxes	(76)	127	1,010	1,064

Net income (loss)	$(124)	$207	$1,648	$1,736

Diluted net earnings (loss) per share	$(.05)	$.08	$.62	$.68

Weighted average common shares outstanding plus dilutive potential common shares	2,490	2,576	2,657	2,540

Effective income tax rate	38.0%	38.0%	38.0%	38.0%

CONDENSED BALANCE SHEETS

(unaudited)

($ in 000s)	July 31, 2004	August 2, 2003
Assets:
Inventory	$55,165	$53,186
Other current assets	7,010	6,328

Total current assets	62,175	59,514
Property and equipment, net	15,124	15,337
Other assets	4,121	7,297

	$81,420	$82,148

Liabilities and Shareholders’ Equity:
Accounts payable	$11,280	$10,217
Other current liabilities	6,088	7,769

Total current liabilities	17,368	17,986
Long-term debt	10,810	14,395
Other long-term liabilities	2,572	1,842
Deferred income taxes	1,164	1,505
Shareholders’ equity	49,506	46,420

	$81,420	$82,148

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